EXHIBIT 10.1

Confidential treatment has been requested for portions of this exhibit. The copy filed  herewith  omits  the  information  subject  to a confidentiality request. Omissions  are  designated  ******.  A complete version of this exhibit has been  filed  separately  with  the  Securities  and  Exchange  Commission.

TRADING TERMS AGREEMENT

Account Number	209282	Alpha Code	Shaded Areas Office Use Only

In this Trading Terms Agreement Wesfarmers Industrial & Safety (WIS) and the Vendor are references to the companies set out below

WIS:
J Blackwood & Son Limited (ABN 43 000 010 300)  Trading as Blackwoods, Bakers
Construction & Industrial, Blackwoods Atkins, Motion Industries, Mullings Fasteners
Protector Alsafe Pty Ltd (ABN 28 007 000 624)  Trading as Protector Alsafe
Bullivants Pty Limited (ABN 47 087 887 072)  Trading as Bullivants

Vendor or Lakeland:	Lakeland Industries Inc.
Vendor’s ABN	NA
Period of Terms:	Start:	1st January 2008	End:	31st December 2008
Following the end date of the Terms, the Terms will remain in place until renegotiated or terminated.  Both parties have the right to terminate the agreement after the end date with a notice period of 3 months.

The Persons involved in this commercial agreement
WIS Representative	Vendor Representative
Wayne Peters, Margaret Johnston	Charles D Roberson

On Behalf of Wesfarmers Industrial and Safety		On Behalf of Vendor
Name:	Mike Parkinson	Name:	Charles D. Roberson
Title:	Strategic Sourcing Manager	Title:	International Sales Manager
Signature:	/s/ Mike Parkinson	Signature:	/s/ Charles D. Roberson
Date:	21st January 2008	Date:	16th January 2008

Please ensure that all pages of this agreement are initialed.

Acceptance of Terms

The Vendor agrees to provide goods and or services specified in the APPENDICES to Wesfarmers Industrial and Safety (“WIS”) for the term of this Trading Terms Agreement.

Payment Terms

Number of Days	45	Settlement Discount

The date of payment for receipted goods will be calculated from the end of the month in which the invoice is received by WIS.  The settlement discount is based upon the total receipted value (including GST) excluding Rebates and Customer Price Support.

Unconditional Rebate

0%

Unconditional Rebate will be calculated on the total dollar value of purchases receipted exclusive of GST.  GST will be added at time of invoicing.  WIS will provide you with information to claim your GST input tax credit.

The amount of Unconditional Rebate will be calculated every month end. The amount owing will be deducted off the Vendors trading account, details of which will be shown on the remittance notice.

Long Term Incentive (LTI) Rebate

******

Promotional and or Advertising Fund (Fund)

******	of purchase receipts for a 12 month period up to 500,000USD.	OR	whichever is the greater

The Vendor agrees to provide a Fund for each 12 month period.  This Fund is intended for normal promotional and or advertising events which occur during the course of trading with WIS.  Significant national projects are excluded from this Fund.  WIS and the Vendor will discuss funding of such projects separately.

The Fund will be calculated on the total dollar value of purchases receipted exclusive of GST.  WIS will work with the Vendor to allocate the Fund accordingly.  Where appropriate all Fund allocations are to be authorised by the persons or position named below.

NAME	POSITION	Company	EMAIL ADDRESS
Wayne Peters Margaret johnston	NCM	Protector Alsafe Blackwoods	Wayne.peters@protectoralsafe.com.au Margaret.johnston@blackwoods.com.au
Charles D. Roberson Kevin Zheng	International Sales Manager Director of Sales and Marketing, Asia Pacific	Vendor	CDRoberson@lakeland.com kkzheng@lakeland.com

The amount of Fund will be calculated every month end and automatically debited from the Vendor trading account.	YES

Details will be shown on the remittance notice.

GST will be added to all Fund claims and WIS will provide information to allow the Vendors to claim GST input tax credit

The balance of any unused Fund will be calculated at the end of each 12 month period.  An invoice will be issued and the amount owing will be deducted off the Vendors trading account, details of which will be shown on the remittance notice.

Customer Price Support (CPS)

CPS is a process allowing WIS and the Vendor to agree special prices for major customers and or contracts for a defined period of time.  When an opportunity arises, WIS will discuss with the Vendor before agreeing on CPS for a range of products.

When the Vendor agrees to CPS, the special prices and duration are formalised by signing the CPS Contract.

The Vendor agrees that any CPS Contract given to WIS is additional to these trading terms and in no way impacts on rebates, bulk buying, promotional pricing, funds and or any other pricing arrangements made with any part of WIS.

Minimum Order Values (MOV) & Freight Charges

Unless otherwise specified, all purchase order deliveries, including promotional goods, will be Free Into Store (FIS) regardless of location.

A MOV is the sum total of all lines on any given purchase order.  WIS can only accept MOV in dollars; at this stage minimum order quantities can not be accommodated due to incumbent systems.

MOV ($)	Freight Charge ($)	Area Affected

Delivery

This clause looks to address the challenges of meeting the delivery expectations of our customers.  The Vendor will make all reasonable efforts to meet the standards specified.

The Vendor guarantees that the number of days from the time the Vendor receives a purchase order from WIS to the day the goods arrive at the delivery address specified will be no more than specified below.

Qingdao
24 days	days	days	days	days	days

Late delivery of the goods to the specified address will entitle WIS to deduct the % amount shown from the total invoice value.					0% < 7 days 0% > 7days

The Vendor agrees to provide an invoice and Proof of Delivery with all deliveries made to WIS trading locations.  The information on the invoice will include the WIS Part Number, a cost equal to that specified on the purchase order, Description, Quantity supplied, Unit of measure, the WIS Purchase Order Number, an invoice number, Vendor name, delivery address
YES

The Vendor acknowledges that purchase orders delivered directly to customer locations are readily identifiable as having an order number ending in ‘DS’ and the notation ‘Do Not Send Invoice with Goods, Fax to Originating Branch’ clearly stated on the purchase order.  The Vendor is responsible for ensuring that the invoice and proof of delivery documentation is faxed to the originating branch within 24 hours of delivery to the customer.
YES

WIS and the Vendor has a ‘recipient created tax invoice’ arrangement in place	NO

Returning Goods

The following applies to goods ordered by WIS from the Vendor

Where goods have defects, are damaged or fail to meet the agreed specification the Vendor agrees that WIS is entitled to return the goods to the Vendor using a ‘freight on’ arrangement to the agreed location.  WIS will be entitled to recover all freight costs associated with a return.
YES

Sale or Return.  All new product introductions will be reviewed after 6 months.  Where the sale of such goods fall short of agreed targets, WIS will work with the Vendor to improve the situation.  If the performance continues to fall short of agreed sales target after a total of 12 months, WIS is entitled to return the remaining new products to the Vendor.  WIS will incur the cost of freight.
YES

Following approval from the Vendor low value goods can be disposed of	YES

Where WIS has returned goods or new products, the Vendor agrees to refund the total value for those goods or new products.	YES

The Vendor will incur all costs associated with any product recall of goods purchased through any WIS business. The Vendor will reimburse all reasonable costs incurred by WIS.	YES

Name & Address to return Faulty/Damaged/Recalled or Returned Stock	Telephone Number(s)	Name & Address of Vendor’s Nominated Transport Company	Telephone Number(s)
Weifang Lakeland Safety Products Co. Ltd No.129, HuaAn Road, Xiaoshi Village Shandong Province, P.R.China	86 536 4250506

Account transaction Inquires

WIS and the Vendor will at all times make best endeavours to resolve discrepancies and or disputes over Invoice, rebate, Promotional & Advertising Funds and CPS.  Upon request, WIS and the Vendor have the right to audit the accounts by using 3rd Party, independent auditors.

Communication of day to day issues can be facilitated by utilising the following email addresses

1. General invoice payment enquires wisaccountspayable@blackwoods.com.au
2. Rebate enquires rebates@wisau.com.au
3. Promotional & Advertising enquires marketing@wisau.com.au
4. Customer Price Support enquires cps@wisau.com.au

For those that require postal services

Rebates Officer,
Wesfarmers Industrial and Safety, PO Box 675, Macquarie Park, NSW 1670

GST (Goods and Services Tax)

1.
Where any supply under this agreement is or becomes subject to GST, an amount equal to the GST paid or payable in respect of the supply shall be added to the amount of consideration paid or payable for that supply under this agreement.

2.	The provisions contained in clause 1 apply notwithstanding any other clause of this agreement whatsoever.

3.
Each party agrees to do all things, including providing invoices and other documentation, that may be necessary or desirable to enable or assist the other party to claim any credit, set-off, rebate or refund in relation to any amount of GST paid or payable in respect of any supply under this agreement.

4.	In this clause:
a.
The expression “GST” means any tax in the nature of a tax on or on the supply of goods, real property, services or other things (or similar tax) levied, imposed or assessed by the Commonwealth of Australia or any State or Territory of Australia, which may operate at any time during the term of this agreement, other than any interest, fine, penalty, fee or other payment imposed on or in respect of the above.

b.
The expression “supply” means any form of supply whatsoever and includes any supply within the meaning of any Commonwealth, State or Territory legislation imposing or relating to the imposition of GST.

5.	Adjustment note(s) in the approved format will be provided to support the GST amount (the equivalent of one eleventh paid) of rebate/ LTI/ Fund/ discount/ incentive paid under this agreement.

Vendor’s Head Office Details
Office Address	Search Term

Street:	No.129, HuaAn Road, Xiaoshi Village
Suburb:	Anqiu City	State:	Shandong	Post Code:	262100
Country:	China
Postal Address
PO Box:	No.129, HuaAn Road, Xiaoshi Village
Suburb:	Anqiu City	State:	Shandong	Post Code:	262100
Country:	China

Telephone Number 1:	86 536 4250506	Fax Number:	86 536 4263848
Telephone Number 2:	86 10 59231023	Email:ssdu@lakeland.com

Vendor Contact Persons
Chief Executive:	Chris Ryan	Phone		Email:	cjryan@lakeland.com
General Manager:	Charlie Roberson	Phone	1 336 6432523	Email:	cdroberson@lakeland.com
National Sales Manager:	Kevin Zheng	Phone	86 10 59231023	Email:	kkzheng@lakeland.com
Invoice enquiry contact	Sabrina Du	Phone	86 536 4250506	Email:	ssdu@lakeland.com
Rebate contact:	Kevin Zheng	Phone	86 10 59231023	Email:	kkzheng@lakeland.com
Fund contact	Kevin Zheng	Phone	86 10 59231023	Email:	kkzheng@lakeland.com
CPS contact	Kevin Zheng	Phone	86 10 59231023	Email:	kkzheng@lakeland.com

Banking and Payment Details
Banking Country:	China
Bank Name:	China Construction Bank
Bank Address:	Weifang branch
BSB Number:	NA
Account Number:	******

Account payments can be sent by electronic funds transfer	Reconciliation account	Sort key

SPECIAL CONDITIONS

Exclusivity

Lakeland will appoint WIS as its exclusive distributor for Australia and New Zealand.  Lakeland will not offer its products to other distributors for sale into these markets.

Products

Only CE certified products will be introduced into the Australia and New Zealand markets, these products include:

******

******
Complete Lakeland product descriptions are provided in Appendix 1

Non-disclosure

It is Lakeland intention to continue to develop new protective apparel fabric and garment designs for the global protective apparel market.  To that end, Lakeland will on occasion seek input from WIS concerning new products.  In order to protect the novelty of these developments and preserve patent rights, Lakeland will have to share this information under a non-disclosure agreement (Appendix 4).

Price

Considering the maturity and size of the limited use coverall market in Australia and New Zealand,  Lakeland will work with WIS, on an ongoing basis, to provide the most competitive pricing possible to allow WIS to penetrate and increase market share in  these markets.

Proposed pricing for the above products is attached in Appendix 2.

Marketing Support

Lakeland will provide product literature and technical information for its products to WIS.  This information will include, but is not limited to, artwork for advertisements, posters, product testing (chemical and physical), end user information and technical support regarding test methods, standards and regulations.

Product Training

Lakeland will provide periodic product training to familiarize WIS sales personnel and product specialists with market developments and Lakeland products   Initially, Lakeland will schedule a 2 week trip to Australia to conduct product training.  This trip is tentatively scheduled for the weeks from late Feb to early March.  Training will include product descriptions, applicable standards, end user applications for the products, competitor analysis versus Lakeland products and product strengths and weaknesses from an end user’s perspective.

The Usage of Lakeland Brand

Lakeland Industries (the Vendor) authorizes WIS to use Lakeland logos, registered trademarks, and product images for promotion of Lakeland branded products. Lakeland will provide logos and artwork to WIS on a CD for distribution to its branches if necessary, however these images are available to Lakeland authorized distributors on the Lakeland web site at www.lakeland.com.

Instructions for access to the images via the Lakeland web site are as follows:

1.	Go to www.lakeland.com

2.	On the left-hand side of the page select a country or region by clicking on the appropriate flag.

3.	On the left-hand side of the page is a link titled, “Lakeland Images”.

4.	Click on the “Lakeland Images” link, and after reading the conditions of use, click the “I Accept” button at the bottom of the page. The required Lakeland Logo will automatically download.

5.	A window will pop up requesting login information. Your login information is as follows:

User ID:	******

Password:	******

Enter the login information and a new window will open.

6.	A list of available products and their images will show up. Click on the product are interested in and then the style number, and download.

Use of Lakeland Logos and Trademarks should be in such a manner as to make ownership of the marks clear.  An Attribution statement at the bottom or end of documents is adequate for this purpose in most cases.

GENERAL CONDITIONS OF PURCHASE

Acceptance of Conditions

These conditions apply to all purchase orders and transactions between WIS and the Vendor.  A purchase order is an offer by WIS to purchase goods and or services, a contract shall be formed on acceptance of the order by the Vendor.  The following acts are considered conclusive acceptance by the Vendor; (a) signing and returning a copy of the purchase order (b) electronic acceptance or confirmation (c) delivery of goods against the purchase order.

Except where WIS and the Vendor agree in writing, this Trading Terms Agreement and Conditions will apply to the exclusion of any conditions appearing in any other trading document.

Delivery

The vendor will deliver the goods in accordance with the prices and delivery schedules stated on the purchase order.  It is the responsibility of the Vendor to comply with all transport legislation and regulations.

All goods shall be packaged securely and in a manner which prevents damage during the movement of goods.  Each delivery must be accompanied with a delivery document which specifies the name of the Vendor, purchase order number, description of goods, unit of measure, the quantity and or volume plus the delivery address. As per the Australian Standard Packing Comp.ppt document

All goods are to be supplied on time and in full.  The respective WIS Branch should be notified of potential delays caused by stock outs and or shortages.  Where the Vendor is unable to meet the specified delivery schedule it will be considered a breach of contract allowing WIS the right to cancel the purchase order without any expense to WIS.

Ownership and Risk

Title to and property in the goods passes to WIS when physically received and receipted by WIS or delivered to a WIS customer where WIS specifies the customer address as the delivery address

Quality

The Vendor grants WIS the right to inspect any goods at anytime.  All goods and services shall be supplied in accordance with the specification agreed.  If the Vendor fails to deliver any of the goods or services in accordance with the agreed specification then WIS has the right to reject the full quantity.

Where goods and services have been rejected, WIS will work with the Vendor to remedy the situation.  The Vendor will be responsible for all costs associated with replacing the rejected goods and services.

Warranties and Obligations of the Vendor

The Vendor warrants that the goods and materials used in the manufacture or performance of any work related to the goods will be of merchantable quality, fit for purpose, conform to all specifications, and will comply with all applicable international and local laws, regulations and standards.

The Vendor guarantees the goods are free from defects and remain free from defects (including defects in design, materials, workmanship and installation) or faults for a period of no less than 12 months from the day of receipt by WIS.

In addition, the Vendor;(a) shall provide WIS with the applicable manufacturers warranty (b) upon request by WIS will provide written evidence of the assignment to WIS the manufacturer’s warranty (c) must ensure all dangerous goods and hazardous substances be identified in accordance with the relevant consumer and or work cover authority labelling guidelines.  An accurate and up to date material safety data sheet (MSDS) must be made available at the vendor’s cost.  It is the responsibility of the Vendor to provide WIS with MSDS with the initial purchase and on future occasions as required.

Items that have the potential of causing harm to individuals or the environment must be subject to a risk assessment if so requested by WIS.

Price and Payment

Price(s) for the products supplied will be fixed for at least the Period of the Terms end date, unless specified otherwise.

The price(s) for the goods and services will be specified in the purchase order and shall remain fixed unless otherwise notified by the Vendor.  It is the sole responsibility of the Vendor for notifying WIS of any inaccuracy and to remedy it.

Where an invoice cost is different from the purchase order, WIS has the right to pay only the value specified on the purchase order.

Unless agreed otherwise, when the Vendor supplies goods without an invoice, WIS will contact the Vendor to request an invoice.  If the Vendor fails to forward an invoice within the same working day, WIS will receipt the goods and will not release payment until such time that the invoice is supplied.

It is the Vendors responsibility to reconcile the WIS accounts.  Reconciliations are required on a monthly basis.  WIS will not be liable for outstanding invoices and claims that date back (6) six more or months.  It is the Vendors responsibility to constantly pursue settlement of any outstanding invoices or claims before (6) six or more months elapses.

Any application by the Vendor to adjust prices must be made in writing to WIS Sourcing Managers, giving no less than 90 days notice, shall be supported with documentary evidence justifying the adjustment and will not take affect until WIS has accepted the adjustment in writing.

Indemnity & Insurance

The Vendor shall indemnify WIS from any liability, loss, cost, damage or injury in consequence of (a) any defect in design, parts or materials or workmanship of goods or (b) any breach of the terms of this Agreement by the or (c) any breach of any law applying to the provision of goods or services under this Agreement or (d) negligence, wilful default or wrongful act or omission of the Vendor, its employees, sub-contractors or agents, except where any such liability, loss, cost, damage or injury is caused by the negligence of WIS.

The Vendor agrees to maintain, at its own cost, all necessary insurance.  Upon request by WIS, the Vendor agrees to provide evidence of such insurance.

Breach and Termination

WIS shall be entitled to terminate the Agreement immediately upon notice to the Vendor if (a) the Vendor has committed a breach of this Agreement and the Vendor fails to remedy such default after 7 days of notice or (b) if there is breach of warranty by the Vendor or (c) the Vendor has a receiver, administrator or manager appointed to it or any of its assets as the Vendor becomes insolvent as defined in the Commonwealth Corporations Act or commits any act of bankruptcy or goes into liquidation or becomes the subject of any analogous proceedings.

Intellectual Property and Confidentiality

All intellectual property rights including patents, trade marks, service marks, design rights, copyright arising from work conducted or prepared by the Vendor for WIS or in any tools or equipment supplied by or funded by WIS shall belong to WIS and the Vendor agrees to do all reasonably required to secure the granting of such rights to WIS. Patents, trademarks, service marks, design rights and copyrights owned or applied for by the vendor prior to the effective date of this agreement shall remain the property of the Vendor.

All information and documents provided to the Vendor by WIS, or otherwise acquired by the Vendor relating to WIS shall be kept confidential by the Vendor and shall not be used by the Vendor other than for the purposes of the purchase order.  Unless agreed to the contrary in writing by the WIS Sourcing Manager, disclosure of these Trading Terms is not permissible to any third party or WIS employ.

The Vendor shall make no reference to WIS in its advertising, literature or correspondence without WIS written agreement.  Nothing in a purchase order shall entitle the Vendor to use any name or trademark or logo of WIS.

Additional to this Condition is a Non-Disclosure Agreement signed by both WIS and the Vendor (Appendix 4).  Where there is a conflict, the Intellectual Property and Confidentiality Condition takes precedence.

Assignment and Subcontracting

The Vendor may not assign or transfer its rights or obligations under this Agreement (or any part of them) to any other person without receiving WIS prior written consent (which may be granted on such terms as WIS considers appropriate).

The Vendor must not, without the prior written approval of WIS, subcontract the performance of any part of this Agreement.  The appointment of subcontractors by the Vendor shall not relieve the Vendor from any or all of its liabilities or obligations under this Agreement nor create any liability or obligation on WIS. The Vendor shall be liable for the acts and omissions of its subcontractors and employees, officers, agents and contractors of subcontractors as if they were acts and omissions of the Vendor. Any consent to subcontract granted by WIS may be conditional upon (without limitation) the Vendor obtaining from the subcontractor evidence of appropriate insurance and appropriate expertise and a grant of the corresponding Intellectual Property rights granted to or vested in WIS under this Agreement.

Code of Ethics & Conduct

The Vendor acknowledges that WIS has a Code of Ethics & Conduct to guide and promote high ethical and professional standards affecting our behaviours around people’s well being, safety, and the environment.  To this end, in supplying goods and or services to WIS the Vendor agrees that it shall not knowingly take any action which violates the WIS Code of Ethics & Conduct.

Governing Law and Dispute Resolution

The Agreement and any supply under the terms thereof shall be governed by the laws in place in New South Wales, Australia.  WIS and the Vendor irrevocably and unconditionally submit to the non-exclusive jurisdiction of the courts of New South Wales, the Federal Court of Australia in New South Wales and courts of appeal from them for determining any dispute concerning this Agreement or the transactions contemplated by this Agreement.

Severance

If the whole or any part of a provision of this Agreement is invalid, illegal or unenforceable, then such provision will be severed from this Agreement and neither that part or provision or its severance will affect the validity or enforceability of the remaining parts or provisions of this Agreement.

Compliance with Site Policies

In performing its obligations under this Agreement, the Vendor shall comply (and shall ensure that its employees and subcontractors (if any) comply) with all of WIS’ policies, procedure, instruction, direction, publication or guideline (as amended from time to time) notified by WIS to the Vendor from time to time.

Survival of Terms

On termination of this Agreement for any reason, such of the provisions of this Agreement as regulate the rights and obligations of the Parties on its termination shall remain in force to the extent necessary for the determination and enforcement of those rights (including the obligations of the Vendor under the various indemnity provisions of this Agreement) and such provisions will be of a continuing nature and will survive the termination or expiration of this Agreement